EXHIBIT 99.1

FOR IMMEDIATE RELEASE                               Source: Tag-It Pacific, Inc.

      TAG-IT PACIFIC, INC. RECEIVES NOTIFICATION OF NONCOMPLIANCE WITH AMEX CORPORATE GOVERNANCE REQUIREMENTS AS A RESULT OF DIRECTOR RESIGNATION

LOS ANGELES, CA--April 18, 2006--Tag-It Pacific, Inc. (AMEX: TAG), owner of Talon(TM) zippers and a full service trim management supplier for manufacturers of fashion apparel, today announced that the Company received a letter from AMEX informing the Company that it was in noncompliance with certain AMEX rules related to corporate governance. Specifically, the AMEX letter cited the Company's failure to (i) have a majority of independent directors and (ii) maintain an Audit Committee with at least three independent directors.

The notification of noncompliance from AMEX is a direct result of the previously reported resignation of one of the Company's independent directors on March 27, 2006 and appointment of a director that does not qualify as independent under the AMEX rules. Currently, only four of the Company's nine members serving on the Board of Directors qualify as independent and the Audit Committee is comprised of only two members. The Company is actively seeking a new independent director to serve on the Board and the Audit Committee, and has until July 28, 2006 to regain compliance with these AMEX listing requirements.

ABOUT TAG-IT PACIFIC, INC.

Tag-It distributes zippers under its Talon(TM) brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart and JCPenney. Tag-It also supplies a full range of trim items to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers, including Levi Strauss & Co., Motherworks, Express, The Limited, New York & Co., Victoria's Secret and House of Dereon, among others.


CONTACT:
Tag-It Pacific, Inc.
Rayna Long, 818-444-4128
rlong@tagitpacific.com


                                      # # #